Exhibit 3

VOTING AGREEMENT
THIS VOTING AGREEMENT (this “Agreement”), dated as of May 1, 2012, is entered into by and among OPEN TEXT CORPORATION, a corporation incorporated pursuant to the laws of Canada (“Parent”), EPIC ACQUISITION SUB INC., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Person named under the heading “Stockholder” on the signature page hereto (“Stockholder”). Capitalized terms not defined herein have the meanings given to such terms in the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into substantially in the form provided to Stockholder, by and among Parent, Merger Sub and EasyLink Services International Corporation, a Delaware corporation (the “Company”).
RECITALS
A.Stockholder is the beneficial owner of the shares of Company Common Stock set forth next to Stockholder's name on the signature page to this Agreement (together with any other shares of Company Common Stock or any other voting securities of the Company hereafter acquired or beneficially owned by Stockholder, and together with any and all Stockholder Rights associated with all of the foregoing, the “Shares”).
B.Parent, Merger Sub and the Company propose to enter into the Merger Agreement which provides for Merger Sub to merge with and into the Company (the “Merger”), on the terms and subject to the conditions set forth in the Merger Agreement. To induce Parent to enter into and perform its obligations under the Merger Agreement, Stockholder is willing to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing, the representations warranties, and agreements set forth herein and in the Merger Agreement, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
1.    Affirmative Agreements. Unless and until the Merger Agreement is terminated in accordance with its terms, Stockholder hereby irrevocably:
(a)    Agrees to vote all of its Shares entitled to be voted at the Company Stockholders Meeting, together with any adjournment or postponement thereof (or to cause the same to be voted) in favor of the adoption and approval of the Merger Agreement (or any amended version thereof) and the authorization of the Merger;
(b)    Agrees that if any additional stockholders' meeting of the Company (or any adjournment or postponement thereof) is called, or any written consents are necessary or advisable in connection with the adoption and approval of the Merger Agreement (or any amended version thereof) and the authorization of the Merger, to execute such written consents and to vote all of its Shares entitled to be voted at such meeting, together with any adjournment or postponement thereof, (or to cause the same to be voted) in favor of the adoption and approval of the Merger Agreement (or any amended version thereof) and the authorization of the Merger;
(c)    Agrees to (i) vote all of its Shares entitled to be voted at any stockholders' meeting of the Company (including, without limitation, the Company Stockholders Meeting), together with any adjournment or postponement thereof, (or to cause the same to be voted) against any (A) Takeover Proposal, (B) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company not contemplated by the Merger Agreement or (C) corporate action (other than an adjournment of the Company Stockholders Meeting recommended by the Company Board) the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the Merger or any other transaction contemplated by the Merger Agreement and (ii) execute any written consents providing for the rejection of any of the actions described in clause (i) of this Section 1(c);
(d)    Agrees that Parent and the Company may publish and disclose facts concerning Stockholder's identity, ownership of Shares and execution of this Agreement in all documents and schedules filed with the SEC or any other applicable Governmental Entities and communications to stockholders of the Company related to the Merger Agreement (or any amended version thereof) and the Merger;
(e)    Appoints Parent, and each of its corporate officers, as the sole, exclusive, true and lawful proxies of Stockholder, to (i) vote the Shares as proxies, for and in the name, place and stead of Stockholder at the Company Stockholders Meeting or any other stockholders' meeting of the Company called in connection with the consideration of the Merger Agreement (or any amended version thereof), the Merger or any Takeover Proposal and (ii) execute any written consents deemed necessary or advisable in connection with the consideration of the Merger Agreement (or any amended version thereof), the Merger or any Takeover Proposal, if Stockholder fails to vote such Shares or execute such written consents in accordance with this Agreement. This proxy is irrevocable and is coupled with an interest; and
(f)    Waives and agrees not to assert any rights which it may have with respect to any of its Shares as to appraisal, dissent or any similar or related matter with respect to the Merger.
2.    Negative Agreements. Unless and until the Merger Agreement is terminated in accordance with its terms, Stockholder hereby irrevocably undertakes and agrees not to, directly or indirectly:
(a)    Sell, transfer, pledge, assign, encumber (or otherwise dispose of or hypothecate) any of its Shares or any interest therein or rights thereto; grant any proxy, power-of-attorney or other authorization or consent with respect to any of its Shares (other than as contemplated hereby); or deposit any of its Shares into a voting trust or enter into a voting agreement, arrangement or understanding with respect to any of his or her Shares;
(b)    Initiate or participate in, knowingly encourage or take any other action (or permit its Representatives to do any of the foregoing) that may facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, or enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information with respect to, assist or participate in any effort or attempt by any Person with respect to, or otherwise cooperate in any way with, any Takeover Proposal; or
(c)    take any action, or omit to take any action which may be taken without more than immaterial expense, that would restrict, limit or interfere with his or her obligations hereunder.
3.    Limitations; Termination. Sections 1 and 2 shall not be binding upon Stockholder if the Merger Agreement is amended to materially decrease the Merger Consideration or change the form thereof. This Agreement shall automatically terminate upon the termination of the Merger Agreement in accordance with its terms; provided, that nothing in this Agreement shall relieve any party from liability for any fraud or willful breach by it of this Agreement prior to the effectiveness of such termination.
4.    Representations and Warranties. Stockholder hereby represents and warrants to Parent and Merger Sub that (a) this Agreement has been duly executed and delivered by Stockholder and constitutes the valid and legally binding obligations of Stockholder, enforceable against Stockholder in accordance with its terms; (b) Stockholder solely owns beneficially the Shares, free and clear of any Liens, and such Shares represent the only Company Securities owned by Stockholder; and (c) except for this Agreement, Stockholder is not a party to any option, warrant, purchase right, or other Contract that could require Stockholder to sell, transfer or otherwise dispose of any equity or ownership interest in the Company or any of its Subsidiaries.
5.    Miscellaneous.
(a)    This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to any conflicts of law principles that would require the application of any other Law. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS

AGREEMENT. Each of the parties irrevocably consents to submit itself to the jurisdiction of the United States District Court for Delaware (and if such court shall decline to accept jurisdiction over any particular matter, the Supreme Court of the State of Delaware located in the County of Wilmington) in the event any dispute or Legal Action arises out of or relates to this Agreement.
(b)    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by Stockholder. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce this Agreement.
(c)    All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed given to a party when (i) delivered by hand or by a nationally recognized overnight courier service (costs prepaid) or (ii) sent by registered or certified mail, postage prepaid, return receipt requested, in each case to the following: (A) if to Parent or Merger Sub, to the address set forth in the Merger Agreement, and (B) if to Stockholder, to the address set forth on the signature page hereto.

(d)    This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party (including, by operation of Law or in connection with a merger or sale of substantially all the assets, stock or membership interests of such party) without the prior written consent of the other parties hereto; provided, that Parent may assign all or any of its rights and obligations hereunder to an Affiliate without any need to obtain consent. This Agreement may not be amended except by an instrument in writing signed by each party hereto. This Agreement contains the entire agreement and understanding among the parties with respect to the subject matter hereof and supersedes all prior oral and written agreements and understandings relating to such subject matter. Whether or not the Merger or any other transaction contemplated by the Merger Agreement is consummated, each party will bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement, and shall become effective when all such counterparts have been signed by each of the parties and delivered to the other parties.
(e)    If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof and all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.
(f)    Stockholder is not making any agreement or understanding herein in his or her capacity as a director or officer of the Company. Stockholder signs solely in his or her capacity as the beneficial owner of the Shares and nothing herein shall limit or affect any actions taken by Stockholder in his or her capacity as an officer or director of the Company to the extent permitted by the Merger Agreement.
IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

OPEN TEXT CORPORATION By: /s/ Gordon A. Davies Name: Gordon A. Davies Title: Chief Legal Officer and Corporate Secretary	EPIC ACQUISITION SUB INC. By: /s/ Gordon A. Davies Name: Gordon A. Davies Title: Secretary
STOCKHOLDER /s/ John S. Simon Name: John S. Simon
Shares of Stockholder

0 shares of Company Common Stock

Notice Address of Stockholder
6025 The Corners Parkway
Suite 100
Norcross, Georgia 30092
Attn: John S. Simon

with a copy (which shall not constitute notice) to:

Troutman Sanders LLP
600 Peachtree Street, N.E.
Suite 5200
Atlanta, Georgia 30308
Attention: Larry W. Shackelford